RICHARDSON & PATEL LLP

January 6, 2014

Board of Directors

Petrosonic Energy, Inc.

914 Westwood Boulevard. No. 545

Los Angeles, California 90024

Re:	Petrosonic Energy, Inc.
Registration Statement on Form S-1

Gentlemen:

We have acted as counsel for Petrosonic Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 12,210,000 shares of common stock (the “Shares”), $0.001 par value per share (the “Common Stock”), offered for resale by certain selling shareholders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto: (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ RICHARDSON & PATEL LLP